EXHIBIT 12.1

                              Congoleum Corporation
      Statement Regarding Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in thousands)
                                  December 31,

                                                       2005          2004           2003            2002           2001
                                                    --------------------------------------------------------------------

Earnings :
----------

Income from continuing operations                   $(21,575)      $  2,948       $ (6,762)      $(19,273)      $ (1,640)
Income tax expense(benefit)                           (2,575)        (2,545)        (3,874)            92           (506)
Interest expense - gross                              10,411          9,675          9,217          8,625          8,629
Capitalized interest                                     (76)          (228)          (311)          (250)          (330)
Amortization of debt origination costs                   336            495            509            559            386
Interest portion of rental expense (est.)              1,254          1,330          1,214          1,223          1,214
                                                    --------------------------------------------------------------------

Adjusted earnings                                   $(12,225)      $ 11,675       $     (7)      $ (9,024)      $  7,753
                                                    ====================================================================

Fixed Charges :
---------------

Interest expense, net of capitalized interest       $ 10,335       $  9,447       $  8,906       $  8,375       $  8,299
Capitalized interest                                      76            228            311            250            330
Amortization of debt origination costs                   336            495            509            559            386
Interest portion of rental expense (est.)              1,254          1,330          1,214          1,223          1,214
                                                    --------------------------------------------------------------------

Fixed Charges                                       $ 12,001       $ 11,500       $ 10,940       $ 10,407       $ 10,229
                                                    ====================================================================

Ratio of adjusted earnings to fixed charges           N/A(1)            1.0         N/A(2)         N/A(3)         N/A(4)
                                                    ====================================================================

(1)   Earnings were inadequate to cover fixed charges by $24,226.
(2)   Earnings were inadequate to cover fixed charges by $10,947.
(3)   Earnings were inadequate to cover fixed charges by $19,431.
(4)   Earnings were inadequate to cover fixed charges by $2,476.